                                                             FILED PURSUANT TO
                                                               RULE 424(b)(5)
                                                             FILE NO.333-52822


                             Subject to Completion
            Preliminary Prospectus Supplement dated April 11, 2001

PROSPECTUS SUPPLEMENT

(To prospectus dated January 24, 2001)
                                    [LOGO]

                                2,500,000 Units
                           Merrill Lynch & Co., Inc.
           Strategic Return Notes Linked to the Nasdaq-100 Index(R)
                             due November  , 2004
                                 (the "Notes")
                       $10 original issue price per unit

                                 ------------

The Notes:                            Payment at maturity:


 . No payments before the maturity     . At maturity, if the value of the
  date.                                 Nasdaq-100 Index has increased,
                                        you will receive an amount based
 . We cannot redeem the Notes before     on the percentage increase, not to
  their maturity date.                  exceed a maximum payment of $18.00
                                        per unit. If the value of the
 . Senior unsecured debt securities      index has decreased by 20% or
  of Merrill Lynch & Co., Inc.          less, you will receive $10.00 per
                                        unit, thus your investment will be
 . We have applied to have the Notes     protected against a 20% decrease
  listed on the American Stock          in the value of the index. If the
  Exchange under the trading symbol     value of the index has decreased
  "NSD".                                by more than 20%, you will receive
                                        less than the original issue price
 . Linked to the value of the Nasdaq-    of your Notes. However, at
  100 Index(R).                         maturity, you will receive no less
                                        than $2.00 per unit.
 . Expected closing date: May   ,
  2001.


                     Investing in the Notes involves risk.
    See "Risk Factors" beginning on page S-8 of this prospectus supplement.

                                 ------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                Per unit    Total
                                                                --------    -----
     Public offering price.....................................  $10.00  $25,000,000
     Underwriting discount.....................................  $       $
     Proceeds, before expenses, to Merrill Lynch & Co., Inc....  $       $

     The public offering price and the underwriting discount for any single transaction to purchase:

         (a) between 100,000 units and 499,999 units will be $    per unit
    and $    per unit, respectively and

         (b) 500,000 units or more will be $    per unit and $    per unit,
    respectively.

                                 ------------

                              Merrill Lynch & Co.

                                 ------------

            The date of this prospectus supplement is May  , 2001.

"Nasdaq", "Nasdaq-100" and "Nasdaq-100 Index" are trademarks, trade names or service marks owned by The Nasdaq Stock Market, Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
SUMMARY INFORMATION--Q&A.................................................    S-4
   What are the Notes?...................................................    S-4
   What will I receive on the stated maturity date of the Notes?.........    S-4
   Who publishes the Nasdaq-100 Index and what does the Nasdaq-100 Index
   measure?..............................................................    S-7
   How has the Nasdaq-100 Index performed historically?..................    S-7
   What about taxes?.....................................................    S-7
   Will I receive interest payments on the Notes?........................    S-7
   Will the Notes be listed on a stock exchange?.........................    S-7
   What is the role of MLPF&S?...........................................    S-7
   Who is ML&Co.?........................................................    S-7
   Are there any risks associated with my investment?....................    S-7
RISK FACTORS.............................................................    S-8
   Your investment may result in a loss..................................    S-8
   Your yield may be lower than the yield on a standard debt security of
   comparable maturity...................................................    S-8
   Your return is capped and will not reflect the return of owning the stocks included in the
    Nasdaq-100 Index.....................................................    S-8
   There may be an uncertain trading market for the Notes................    S-8
   Many factors affect the trading value of the Notes; these factors interrelate in complex ways and  the effect of any one factor may
   offset or magnify the effect of another factor........................    S-9
   Purchases and sales by us and our affiliates may affect your return...   S-10
   Potential conflicts...................................................   S-10
   Uncertain tax consequences............................................   S-10
DESCRIPTION OF THE NOTES.................................................   S-11
   Payment at maturity...................................................   S-11
   Hypothetical returns..................................................   S-14
   Adjustments to the Nasdaq-100 Index; Market Disruption Events.........   S-14
   Discontinuance of the Nasdaq-100 Index................................   S-14
   Events of Default and Acceleration....................................   S-15
   Depositary............................................................   S-16
   Same-Day Settlement and Payment.......................................   S-18
THE NASDAQ-100 INDEX.....................................................   S-19
   Computation of the Nasdaq-100 Index...................................   S-19
   Historical Data on the Nasdaq-100 Index...............................   S-22
   License Agreement.....................................................   S-23
UNITED STATES FEDERAL INCOME TAXATION....................................   S-23
   General...............................................................   S-24
   Tax Treatment of the Notes............................................   S-24
   Non-U.S. Holders......................................................   S-25
   Backup Withholding and Information Reporting..........................   S-26
ERISA CONSIDERATIONS.....................................................   S-26
USE OF PROCEEDS AND HEDGING..............................................   S-26
WHERE YOU CAN FIND MORE INFORMATION......................................   S-26
UNDERWRITING.............................................................   S-27
VALIDITY OF THE NOTES....................................................   S-27
INDEX OF DEFINED TERMS...................................................   S-28

                                   Prospectus

                                                                          Page
                                                                          ----
MERRILL LYNCH & CO., INC.................................................   2
USE OF PROCEEDS..........................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............................   3
THE SECURITIES...........................................................   3
DESCRIPTION OF DEBT SECURITIES...........................................   4
DESCRIPTION OF DEBT WARRANTS.............................................  10
DESCRIPTION OF CURRENCY WARRANTS.........................................  12
DESCRIPTION OF INDEX WARRANTS............................................  14
DESCRIPTION OF PREFERRED STOCK...........................................  19
DESCRIPTION OF DEPOSITARY SHARES.........................................  24
DESCRIPTION OF PREFERRED STOCK WARRANTS..................................  28
DESCRIPTION OF COMMON STOCK..............................................  30
DESCRIPTION OF COMMON STOCK WARRANTS.....................................  34
PLAN OF DISTRIBUTION.....................................................  36
WHERE YOU CAN FIND MORE INFORMATION......................................  37
INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................  37
EXPERTS..................................................................  38

                          SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Notes. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Notes, the Nasdaq-100 Index and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

     References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc. and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

     The Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on November , 2004.

     The original issue price of each unit of Notes will be $10. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of the Notes--Depositary" in this prospectus supplement.

What will I receive on the stated maturity date of the Notes?

     On the stated maturity date you will receive a payment on the Notes equal to the "Redemption Amount." The Redemption Amount to which you will be entitled depends entirely on the relation of the Ending Value to the Starting
Value:

     (i) If the Ending Value is greater than or equal to the Starting Value, the Redemption Amount per unit will equal the lesser of:

     .$18.00 (the "Capped Value"); and


     .$10 X (  Ending Value  )
            ( -------------- )
            ( Starting Value )


     (ii) If the Ending Value is less than the Starting Value but is greater than or equal to 80% of the Starting Value, the Redemption Amount per unit will equal $10.

     (iii) If the Ending Value is less than 80% of the Starting Value, the Redemption Amount per unit will equal:


     .$10 X   (  Ending Value  ) + $2
              ( -------------- )
              ( Starting Value )

     The "Starting Value" will equal the closing value of the Nasdaq-100 Index on the date the Notes are priced for initial sale to the public (the "Pricing Date"). We will disclose the Starting Value to you in the final prospectus supplement delivered to you in connection with sales of the Notes.

     The "Ending Value" means the average of the values of the Nasdaq-100 Index at the close of the market on five business days shortly before the maturity of the Notes. We may calculate the Ending Value by reference to fewer than five or even by reference to a single day's closing value if, during the period shortly before the stated maturity date of the Notes, there is a disruption in the trading of the component stocks comprising the Nasdaq-100 Index or certain futures or options contracts relating to the Nasdaq-100 Index.

     For more specific information about the Redemption Amount, please see the section entitled "Description of the Notes" in this prospectus supplement.

 Examples

  Set forth below are four examples of Redemption Amount calculations:

 Example 1--The Ending Value is equal to 50% of Starting Value at maturity:

  Hypothetical Starting Value:1,597.81
  Hypothetical Ending Value:  798.91

  Redemption Amount (per unit) = $10.00 X (  798.91  ) + $2.00 = $7.00
                                          ( -------- )
                                          ( 1,597.81 )

 Example 2--The Ending Value is equal to 90% of Starting Value at maturity:

  Hypothetical Starting Value: 1,597.81
  Hypothetical Ending Value: 1,438.03

  Redemption Amount (per unit) = $10.00

 Example 3--The Ending Value is equal to 120% of Starting Value at maturity:

  Hypothetical Starting Value: 1,597.81
  Hypothetical Ending Value: 1,917.37

  Redemption Amount (per unit) = $10.00 X  ( 1,917.37 ) = $12.00
                                           ( -------- )
                                           ( 1,597.81 )


 Example 4--The Ending Value is equal to 190% of Starting Value at maturity:

  Hypothetical Starting Value: 1,597.81
  Hypothetical Ending Value: 3,035.84


  Redemption Amount (per unit) = $10.00 X  ( 3,035.84 ) = $18.00 (Redemption
                                           ( -------- )          Amount cannot
                                           ( 1,597.81 )          be greater than
                                                                 the Capped
                                                                 Value)

The following graph illustrates a range of Redemption Amounts and the corresponding percentage changes in the Nasdaq-100 Index. The straight line represents the value of the Nasdaq-100 Index as a percentage of the hypothetical Starting Value. The diamond spotted line represents the Redemption Amount you would receive on each Note for a range of hypothetical Ending Values, assuming an investment of $10 and a hypothetical Starting Value of 1,597.81.

[THE GRAPH APPEARING HERE ILLUSTRATES A RANGE OF REDEMPTION AMOUNTS AND THE CORRESPONDING PERCENTAGE CHANGES IN THE NASDAQ-100 INDEX, AS SET FORTH IN THE TABLE BELOW. THE LEFT VERTICAL AXIS HAS A RANGE OF DOLLAR AMOUNTS FROM $0.00 TO $30.00 IN INCREMENTS OF $5.00. THE RIGHT VERTICAL AXIS HAS A RANGE OF PERCENTAGES FROM 0% TO 300% IN INCREMENTS OF 50%. THE HORIZONTAL AXIS HAS A RANGE OF CLOSING INDEX VALUES FROM 0 TO 4,793 IN INCREMENTS OF APPROXIMATELY 320.]

    Hypothetical Ending Value       Redemption Amount       Nasdaq 100 Index
    -------------------------       -----------------       ----------------

                   0                   $     2.00              $    0.00
                 320                         4.00                   2.00
                 639                         6.00                   4.00
                 959                         8.00                   6.00
               1,278                        10.00                   8.00
               1,598                        10.00                  10.00
               1,917                        12.00                  12.00
               2,237                        14.00                  14.00
               2,556                        16.00                  16.00
               2,876                        18.00                  18.00
               3,196                        18.00                  20.00
               3,515                        18.00                  22.00
               3,835                        18.00                  24.00
               4,154                        18.00                  26.00
               4,474                        18.00                  28.00
               4,793                        18.00                  30.00

Who publishes the Nasdaq-100 Index and what does the Nasdaq-100 Index measure?

      The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index is currently calculated and published by The Nasdaq Stock Market, Inc. (the "Nasdaq"(R)).

      Please note that an investment in the Notes does not entitle you to any ownership interest in the stocks of the companies included in the Nasdaq-100 Index.

How has the Nasdaq-100 Index performed historically?

      You can find a table with the closing values of the Nasdaq-100 Index on the last business day of each month from January 1994 through March 2001, in the section entitled "The Nasdaq-100 Index" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Nasdaq-100 Index in various economic environments; however, past performance of the Nasdaq-100 Index is not necessarily indicative of how the Nasdaq-100 Index will perform in the future.

What about taxes?

      The U.S. federal Income Tax consequences of an investment in the Notes are complex and uncertain. Pursuant to the terms of the Notes, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as an investment contract linked to the value of the Nasdaq-100 Index. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date. You should review the discussion under the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Will I receive interest payments on the Notes?

      You will not receive any interest payments on the Notes, but will instead receive the Redemption Amount at maturity. We have designed the Notes for investors who are willing to forego market interest payments on the Notes, such as floating interest rates paid on standard senior non-callable debt securities, in exchange for the ability to participate in possible increases in the Nasdaq-100 Index.

Will the Notes be listed on a stock exchange?

      The Notes have been approved for listing on the AMEX under the symbol "NSD", subject to official notice of issuance. The listing of the Notes on the AMEX will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Notes" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary MLPF&S is an underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value and the Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis.

      For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read other documents ML&Co. has filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the Notes is subject to risk. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

      We will not repay you a fixed amount of principal on the Notes at maturity. The payment at maturity on the Notes will depend on the change in the value of Nasdaq-100 Index. Because the value of the Nasdaq-100 Index is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the original issue price of your Notes. If the Ending Value is less than the Starting Value, the Redemption Amount could be less than the original issue price of each Note, in which case your investment in the Notes will result in a loss to you. However, in no event will the amount you receive at maturity be greater than $18.00 nor less than $2.00.

Your yield may be lower than the yield on a standard debt security of comparable maturity

      The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return is capped and will not reflect the return of owning the stocks included in the Nasdaq-100 Index

      You should understand that the opportunity to participate in the possible increases in the price of the Nasdaq-100 Index through an investment in the Notes is limited because the amount that you receive on the maturity date will never exceed the Capped Value, which represents an appreciation of 80% over the original issue price of the Notes. However, in the event that the value of the Index declines over the term of the Notes, you may realize a decline in value of the Notes, and may lose a part of your initial investment. There is no assurance that the amount that you receive on the maturity date will be equal to or greater than the original issue price of the Notes. Accordingly, the value of the Notes may decline and that decline could be substantial.

      In addition, your return will not reflect the return you would realize if you actually owned the stocks underlying the Nasdaq-100 Index and received the dividends paid on those stocks because Nasdaq calculates the Nasdaq-100 Index by reference to the prices of the common stocks comprising the Nasdaq-100 Index without taking into consideration the value of dividends paid on those stocks.

There may be an uncertain trading market for the Notes

      The Notes have been approved for listing on the AMEX under the trading symbol "NSD", subject to official notice of issuance. You cannot assume that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors such as the increase, if any, in the value of the Nasdaq-100 Index.

      If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

      The trading value of the Notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Notes caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the value of the Nasdaq-100 Index. The following paragraphs describe the expected impact on the market value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

      The value of the Nasdaq-100 Index is expected to affect the trading value of the Notes. We expect that the market value of the Notes will depend substantially on the amount, if any, by which the Nasdaq-100 Index exceeds or does not exceed the Starting Value. If you choose to sell your Notes when the value of the Nasdaq-100 Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on this value because of the expectation that the Nasdaq-100 Index will continue to fluctuate until the Ending Value is determined. In addition, the payment at maturity on the Notes will not exceed the Capped Value, therefore we do not expect the Notes will trade in the secondary market above the Capped Value. If you choose to sell your Notes when the value of the Nasdaq-100 Index is below, or not sufficiently above, the Starting Value, you may receive less than the $10 original issue price per Note.

      Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. In general, if U.S. interest rates increase, we expect that the trading value of the Notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Notes will increase. Rising interest rates may lower the value of the Nasdaq-100 Index and, thus, the Notes. Falling interest rates may increase the value of the Nasdaq-100 Index and, thus, may increase the value of the Notes.

      Changes in the volatility of the Nasdaq-100 Index are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Nasdaq-100 Index increases or decreases the trading value of the Notes may be adversely affected.

      Changes in dividend yields of the stocks included in the Nasdaq-100 Index are expected to affect the trading value of the Notes. In general, if dividend yields on the stocks included in the Nasdaq-100 Index increase, we expect that the value of the Notes will decrease and, conversely, if dividend yields on these stocks decrease, we expect that the value of the Notes will increase.

      Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because your return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage changes in the value of the Nasdaq-100 Index at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

      In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. However, so long as the value of the Nasdaq-100 Index is less than 80% above the Starting Value, we expect that the effect on the trading value of the Notes of a given increase or decrease in the value of the Nasdaq-100 Index will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell the stocks underlying the Nasdaq-100 Index or futures or options contracts on the Nasdaq-100 Index for our own accounts for business reasons or in connection with hedging our obligations under the Notes. These transactions could affect the price of these stocks and, in turn, the value of the Nasdaq-100 Index in a manner that could be adverse to your investment in the Notes.

Potential conflicts

      Our subsidiary MLPF&S is our agent for the purposes of calculating the Ending Value and the Redemption Amount. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the value of the Nasdaq-100 Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the Nasdaq-100 Index. See the sections entitled "Description of the Notes--Adjustments to the Nasdaq-100 Index; Market Disruption Events" and "--Discontinuance of the Nasdaq-100 Index" in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Uncertain tax consequences

      You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this prospectus supplement.

                            DESCRIPTION OF THE NOTES

      ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The Notes will mature on November , 2004.

      While at the stated maturity a beneficial owner of a Note will receive an amount equal to the Redemption Amount, there will be no other payment of interest, periodic or otherwise. See the section entitled "--Payment at maturity".

      The Notes are not subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the Notes, registered holders of the Notes may accelerate the maturity of the Notes, as described under "--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--Events of Default" in the accompanying prospectus.

      ML&Co. will issue the Notes in denominations of whole units each with an initial issue price of $10.00 per Note.

      The Notes do not have the benefit of any sinking fund.

Payment at maturity

      A beneficial owner of a Note will be entitled to receive at the stated maturity, the Redemption Amount of that Note, as provided below. If the Ending Value is less than 80% of the Starting Value, you will receive less than the original issue price of your Notes.

 Determination of the Redemption Amount

      The "Redemption Amount" for a Note will be determined by the calculation agent as described below.

    (i) If the Ending Value is greater than or equal to the Starting Value, the Redemption Amount per unit will equal the lesser of:

      . $18.00; and

      . $10 X   (   Ending Value   )
                (   -------------- )
                (   Starting Value )

    (ii) If the Ending Value is less than the Starting Value but is greater than or equal to 80% of the Starting Value, the Redemption Amount per unit will equal $10.

    (iii) If the Ending Value is less than 80% of the Starting Value, the Redemption Amount per unit will equal:

       .$10 X   (   Ending Value   )  + $2
                (  --------------  )
                (  Starting Value  )

      The "Starting Value" means the closing value of the Nasdaq-100 Index on the Pricing Date. We will disclose the Starting Value in the final prospectus supplement delivered to you in connection with sales of the Notes.

      The "Ending Value" will be determined by the calculation agent and will equal the average, arithmetic mean, of the closing values of the Nasdaq-100 Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Ending Value will equal the average, arithmetic mean, of the closing values of the Nasdaq-100 Index on those Calculation Days. If there is only one Calculation Day, then the Ending Value will equal the closing value of the Nasdaq-100 Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Nasdaq-100 Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

      The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date.

      A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      An "Index Business Day" means a day on which the New York Stock Exchange and the AMEX are open for trading and the Nasdaq-100 Index or any successor index is calculated and published.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Hypothetical returns

      The following table illustrates, for a range of hypothetical Ending Values of the Nasdaq-100 Index during the Calculation Period:

    . the percentage change from the hypothetical Starting Value to the hypothetical Ending Value,

    .  the total amount payable at maturity for each Note,

    .  the total rate of return to beneficial owners of the Notes,

    . the pretax annualized rate of return to beneficial owners of the Notes, and

    . the pretax annualized rate of return of an investment in the stocks included in the Nasdaq-100 Index, which includes an assumed aggregate dividend yield of 0.06% per annum, as more fully described below.

                    Percentage
                   change from                                             Pretax
                       the                                    Pretax   annualized rate
   Hypothetical    hypothetical  Total amount               annualized  of return of
   Ending Value   Starting Value  payable at                 rate of       stocks
    during the        to the     maturity per Total rate of return on  underlying the
   Calculation     hypothetical  unit of the  return on the    the       Nasdaq-100
      Period       Ending Value    Notes(1)       Notes      Notes(2)    Index(2)(3)
   ------------   -------------- ------------ ------------- ---------- ---------------
        320            -80%          4.00        -60.00%      -24.51%      -52.90%
        639            -60%          6.00        -40.00%      -14.06%      -28.71%
        959            -40%          8.00        -20.00%       -6.27%      -15.92%
      1,278            -20%         10.00          0.00%        0.00%       -6.95%
      1,598(4)           0%         10.00          0.00%        0.00%        0.06%
      1,917             20%         12.00         20.00%        5.27%        5.84%
      2,237             40%         14.00         40.00%        9.84%       10.79%
      2,556             60%         16.00         60.00%       13.87%       15.12%
      2,876             80%         18.00         80.00%       17.50%       18.99%
      3,196            100%         18.00         80.00%       17.50%       22.48%
      3,515            120%         18.00         80.00%       17.50%       25.68%
      3,835            140%         18.00         80.00%       17.50%       28.62%
      4,154            160%         18.00         80.00%       17.50%       31.35%

--------
(1) The minimum Redemption Amount per unit will be $2.00.
(2) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(3) This rate of return assumes:
    (a) a percentage change in the aggregate price of the underlying stocks that equals the percentage change in the Nasdaq-100 Index from the hypothetical Starting Value to the relevant hypothetical Ending
        Value;
    (b) a constant dividend yield of 0.06% per annum, paid quarterly from the date of initial delivery of the Notes, applied to the value of the Nasdaq-100 Index at the end of each quarter assuming this value increases or decreases linearly from the hypothetical Starting Value to the applicable hypothetical Ending Value;
    (c) no transaction fees or expenses; and
    (d) an investment term from April 10, 2001 to October 10, 2004.
(4) This is the hypothetical Starting Value for the purpose of this table. The actual Starting Value will be the closing value of the Nasdaq-100 Index on the Pricing Date.

      The above figures are for purposes of illustration only. The actual Redemption Amount received by investors and the resulting total and pretax annualized rates of return will depend on the actual Starting Value and Ending Value as described in this prospectus supplement.

Adjustments to the Nasdaq-100 Index; Market Disruption Events

      If at any time Nasdaq changes its method of calculating the Nasdaq-100 Index, or the value of the Nasdaq-100 Index changes, in any material respect, or if the Nasdaq-100 Index is in any other way modified so that the Nasdaq-100 Index does not, in the opinion of the calculation agent, fairly represent the value of the Nasdaq-100 Index had those changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value of the Nasdaq-100 Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Nasdaq 100 Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Nasdaq-100 Index, as so adjusted. Accordingly, if the method of calculating the Nasdaq-100 Index is modified so that the value of the Nasdaq-100 Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust the Nasdaq-100 Index in order to arrive at a value of the Nasdaq-100 Index as if it had not been modified, e.g., as if a split had not occurred.

      "Market Disruption Event" means either of the following events, as determined by the calculation agent:

    (a) a suspension, material limitation or absence of trading on The Nasdaq Stock Market of 20% or more of the underlying stocks which then comprise the Nasdaq-100 Index or a successor index during the one-half hour period preceding the close of trading on The Nasdaq Stock Market or the applicable exchange; or

    (b) the suspension or material limitation on The Nasdaq Stock Market or any other major futures or securities market from trading in futures or options contracts related to the Nasdaq-100 Index or a successor index during the one-half hour period preceding the close of trading on The Nasdaq Stock Market or the applicable exchange.

      For the purposes of determining whether a Market Disruption Event has occurred:

    1. a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of The Nasdaq Stock Market or the relevant exchange;

    2. a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event;

    3. a suspension in trading in a futures or options contract on the Nasdaq-100 Index by a major securities market for more than two hours by reason of:

      .  a price change violating limits set by that securities market,

      .  an imbalance of orders relating to those contracts, or

      .  a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Nasdaq-100 Index; and

    4. an absence of trading on The Nasdaq Stock Market will not include any time when The Nasdaq Stock Market is closed for trading under ordinary circumstances.

Discontinuance of the Nasdaq-100 Index

      If Nasdaq discontinues publication of the Nasdaq-100 Index and Nasdaq or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Nasdaq-100 Index (a "successor index"), then, upon the calculation agent's notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by Nasdaq or any other entity for the Nasdaq-100 Index and calculate the closing value as described above under "--Payment at maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the Notes.

      In the event that Nasdaq discontinues publication of the Nasdaq-100 Index and:

    .  the calculation agent does not select a successor index, or

    .  the successor index is no longer published on any of the Calculation
       Days,

the calculation agent will compute a substitute value for the Nasdaq-100 Index in accordance with the procedures last used to calculate the Nasdaq-100 Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the Nasdaq-100 Index as described below, the successor index or value will be used as a substitute for the Nasdaq-100 Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

      If the Nasdaq discontinues publication of the Nasdaq-100 Index before the period during which the Redemption Amount is to be determined and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

    .  the determination of the Ending Value, or

    . a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

      A "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is a day on which the NYSE, the Nasdaq National Market System and the AMEX are open for trading.

      Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect trading in the Notes.

Events of Default and Acceleration

      In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each $10 original issue price of each unit, will be equal to the Redemption Amount, calculated as though the date of early repayment were the stated maturity date of the Notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the original issue price of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Notes.

      In case of default in payment of the Notes, whether at their stated maturity or upon acceleration, from and after the maturity date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of
  % per annum to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

Depositary

 Description of the Global Securities

      Upon issuance, all Notes will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Notes will not be entitled to have the Notes represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

 DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities will be issued for the Notes in the aggregate original issue price of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participant's accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of the Notes under DTC's system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Notes are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the Notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of any payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

 Exchange for Certificated Securities

      If:

    . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

    . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

    . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Notes,

the global securities will be exchangeable for Notes in definitive form of like tenor and of an equal aggregate original issue price, in denominations of $10 and integral multiples of $10. The definitive Notes will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Note certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Note certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the Notes will be made by the underwriter in immediately available funds. ML&Co. will make all payments of the Redemption Amount in immediately available funds so long as the Notes are maintained in book-entry form.

                              THE NASDAQ-100 INDEX

      The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on The Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of December 31, 2000, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: computer and office equipment (36.21%), computer software/services (29.65%), telecommunications (19.13%), biotechnology (9.17%), retail/wholesale trade (2.38%), services (2.35%), health care (0.62%) and manufacturing (0.5%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of January 30, 2001 were as follows:
Cisco Systems, Inc. (6.36%), Microsoft Corporation (5.15%), QUALCOMM Incorporated (4.80%), Intel Corporation (4.59%) and Oracle Corporation (4.39%). Current information regarding the market value of the Nasdaq-100 Index is available from the Nasdaq as well as numerous market information services. The Nasdaq-100 Index is determined, comprised and calculated by the Nasdaq without regard to the Notes.

      The Nasdaq-100 Index share weights of the component securities of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of the 100 Nasdaq-100 Index securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock's influence on the value of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight.

Computation of the Nasdaq-100 Index

 Underlying Stock Eligibility Criteria and Annual Ranking Review

      To be eligible for inclusion in the Nasdaq-100 Index, a security must be traded on the Nasdaq National Market tier of The Nasdaq Stock Market and meet the following criteria:

    .  the security must be of a non-financial company;

    .  only one class of security per issuer is allowed;

    . the security may not be issued by an issuer currently in bankruptcy proceedings;

    . the security must have average daily trading volume of at least 100,000 shares per day;

    . the security must have "seasoned" on The Nasdaq Stock Market or another recognized market (generally, a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered);

    . if a security would otherwise qualify to be in the top 25% of the issuers included in the Index by market capitalization, then a one year "seasoning" criteria would apply;

    . if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion, and average trading volume on The Nasdaq Stock Market of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and

    . the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The Nasdaq Stock Market within the next six months.

      These Nasdaq-100 Index eligibility criteria may be revised from time to time by the National Association of Securities Dealers, Inc. without regard to the Notes.

      The Nasdaq-100 Index securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (such evaluation is referred to herein as the "Ranking Review"). Securities listed on The Nasdaq Stock Market which meet the above eligibility criteria are ranked by market value. Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Index-eligible securities not currently in the Nasdaq-100 Index which have the largest market capitalization. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December and replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year, a Nasdaq-100 Index security is no longer traded on The Nasdaq Stock Market, or is otherwise determined by the Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

      In addition to the Ranking Review, the securities in the Nasdaq-100 Index are monitored every day by the Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions, or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the Nasdaq-100 Index share weights for such underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in such Nasdaq-100 Index securities. Ordinarily, whenever there is a change in the Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by any such change.

 Rebalancing of the Nasdaq-100 Index

      The Nasdaq-100 Index is calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq-100 Index securities from necessary weight rebalancings.

      Under the methodology employed, on a quarterly basis coinciding with the Nasdaq's quarterly scheduled weight adjustment procedures, the Nasdaq-100 Index securities are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings, or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%).

      Such quarterly examination will result in a Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Nasdaq-100 Index security must be less than or equal to 24.0% and (2) the "collective weight" of those Nasdaq-100 Index securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Nasdaq-100 Index.

      If either one or both of these weight distribution requirements are not met upon quarterly review, or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq-100 Index security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq-100 Index security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq-100 Index securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

      The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks such that the smaller the Nasdaq-100 Index security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

      In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

      Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

      Then, to complete the rebalancing procedure, once the final percent weights of each of the Nasdaq-100 Index securities are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

      Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Nasdaq-100 Index share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Nasdaq-100 Index components. In such instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

Historical Data on the Nasdaq-100 Index

      The following table sets forth the level of the Nasdaq-100 Index at the end of each month, in the period from January 1994 through March 2001. These historical data on the Nasdaq-100 Index are not necessarily indicative of the future performance of the Nasdaq-100 Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Nasdaq-100 Index during any period set forth below is not an indication that the Nasdaq-100 Index is more or less likely to increase or decrease at any time during the term of the Notes.

               1994   1995   1996    1997     1998     1999     2000     2001
              ------ ------ ------ -------- -------- -------- -------- --------
January...... 413.99 405.33 591.82   921.55 1,071.13 2,127.19 3,570.05 2,593.00
February..... 412.17 432.50 622.83   850.46 1,194.13 1,925.28 4,266.94 1,908.32
March........ 382.96 447.15 609.69   797.06 1,220.66 2,106.39 4,397.84 1,573.25
April........ 373.25 469.56 666.73   874.74 1,248.12 2,136.39 3,773.18
May.......... 378.85 488.10 692.39   958.85 1,192.07 2,089.70 3,324.08
June......... 360.30 538.03 677.30   957.30 1,337.34 2,296.77 3,763.79
July......... 370.16 568.88 636.01 1,107.03 1,377.26 2,270.93 3,609.35
August....... 397.90 576.77 663.57 1,074.17 1,140.34 2,396.87 4,077.59
September.... 393.85 585.08 737.58 1,097.17 1,345.48 2,407.90 3,570.61
October...... 413.05 598.78 751.99 1,019.62 1,400.52 2,637.44 3,282.30
November..... 404.82 593.72 834.01 1,050.51 1,557.96 2,966.71 2,506.54
December..... 404.27 576.23 821.36   990.80 1,836.01 3,707.83 2,341.70

      The following graph sets forth the historical performance of the Nasdaq-100 Index at the end of each month, in the period from January 1994 through February 2001. Past movements of the Nasdaq-100 Index are not necessarily indicative of the future Nasdaq-100 Index values. On April 10, 2001, the closing value of the Nasdaq-100 Index was 1,597.81.

[THE GRAPH APPEARING HERE SETS FORTH MONTH END PERFORMANCE OF THE NASDAQ-100 INDEX FROM JANUARY 1994 THROUGH MARCH 2001, AS SET FORTH IN THE TABLE ABOVE. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 0 TO 5000 IN INCREMENTS OF 500. THE HORIZONTAL AXIS HAS A RANGE OF DATES FROM JANUARY 1994 THROUGH MARCH 2001 IN INCREMENTS OF ONE MONTH.]

      This graph is for historical information only and should not be used or interpreted as a forecast or indication of future stock market performance, interest rate levels or variable returns applicable to the Notes.

License Agreement

      The Nasdaq Stock Market, Inc. and Merrill Lynch & Co., Inc. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of the right to use the Nasdaq-100 Index in connection with certain securities, including the Notes.

      The license agreement between the Nasdaq and ML&Co. provides that the following language must be stated in this prospectus supplement:

            "The Notes are not sponsored, endorsed, sold or promoted by, The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporation's only relationship to ML&Co. is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to ML&Co. or the Notes. Nasdaq has no obligation to take the needs of ML&Co. or the owners of the Notes into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

    The Corporations do not guarantee the accuracy and/or uninterrupted calculation of the Nasdaq-100 Index(R) or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by ML&Co., owners of the Notes, or any other person or entity from the use of the Nasdaq-100 Index(R) or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index(R) or any data included therein. Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages."

      All disclosures contained in this prospectus supplement regarding the Nasdaq-100 Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Nasdaq. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of such information.

                     UNITED STATES FEDERAL INCOME TAXATION

      The following discussion is based upon the opinion of Brown & Wood LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to United States Federal income tax regardless of its source (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Notes for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Nasdaq-100 Index. In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the "IRS"), will not result in the imposition of penalties. The treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

      Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. Federal income tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

      Assuming the characterization of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

      Tax Basis. A U.S. Holder's tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

      Payment on the Maturity Date. Upon the receipt of cash at maturity of the Notes, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder's basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss, as the case may be.

      Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Note so sold or exchanged. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition.

    Possible Alternative Tax Treatments of an Investment in the Notes

      Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

      If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a "comparable yield" for us, determined at the time of issuance of the Notes, in an amount that would greatly exceed the semi-annual payments which a U.S. Holder will receive. Furthermore, any gain realized at maturity or upon sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized at maturity would be treated ordinary loss to the extent of U.S. Holder's prior accruals of original issue discount and capital loss thereafter.

      Even if the Contingent Payment Regulations do not apply to the Notes, other alternative federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Non-U.S. Holders

      Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the value of the Nasdaq-100 Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements and that such payments are not effectively connected with a United States trade or business of such non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to United States Federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States and such individual does not have a "tax home" (as defined for United States Federal income tax purposes) in the United States.

      As discussed above, alternative characterizations of the Notes for United States Federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

      A beneficial owner of a Note may be subject to information reporting and to backup withholding at a rate of 31% of certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code (the "Code") prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions. Because transactions between a plan and ML&Co. may be prohibited absent an exemption, each fiduciary, by its purchase of any Note on behalf of any plan, represents on behalf of itself and the plan, that the acquisition, holding and any subsequent disposition of the Note will not result in a violation of ERISA, the Code or any other applicable law or regulation.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                  UNDERWRITING

      MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase
from ML&Co. $    aggregate original issue price of Notes. The underwriting
agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Notes if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public at the offering prices set forth on the cover page of this prospectus supplement and to certain dealers at
such prices less a concession not in excess of   % of the original issue price
of the Notes. The underwriter may allow, and such dealers may reallow, a
discount not in excess of   % of the original issue price of the Notes to
certain dealers. After the initial public offering, the concession and discount may be changed. The underwriter is offering the Notes subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

      The underwriting of the Notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

      If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Notes than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Notes. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                             VALIDITY OF THE NOTES

      The validity of the Notes will be passed upon for ML&Co. and for the underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                          Page
                                                                         -------
Business Day............................................................    S-16
Calculation Day.........................................................     S-1
Calculation Period......................................................    S-13
Capped Value ...........................................................     S-4
Code....................................................................    S-26
Contingent Payment Regulations..........................................    S-25
Corporations............................................................     S-2
depositary..............................................................    S-16
DTC.....................................................................     S-4
Ending Value............................................................     S-4
ERISA...................................................................    S-26
Index Business Day......................................................    S-13
IRS.....................................................................    S-24
Market Disruption Event.................................................    S-15
ML&Co...................................................................     S-4
MLPF&S..................................................................     S-4
Nasdaq..................................................................     S-7
Non-U.S. Holder.........................................................    S-24
Notes................................................................... S-1, 30
Pricing Date............................................................     S-4
Redemption Amount.......................................................     S-4
Starting Value..........................................................     S-4
successor index.........................................................    S-15
Tax Counsel.............................................................    S-23
U.S. Holder.............................................................    S-24

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                                    [LOGO]

                                2,500,000 Units

                           Merrill Lynch & Co., Inc.

            Strategic Return Notes Linked to the Nasdaq-100 Index(R)
                              due November  , 2004

                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------


                              Merrill Lynch & Co.


                                  May  , 2001

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